Exhibit 99.1

IGC Announces Adjournment of Annual Meeting; Seeks to Obtain a Quorum of Voting Stockholders Owning Shares as of July 15, 2014

Bethesda, August 27, 2014 (GLOBAL NEWSWIRE) -- India Globalization Capital, Inc. (NYSE MKT: IGC), announced that its 2014 Annual Meeting of Stockholders scheduled for, and convened on August 25, 2014, was adjourned due to the lack of requisite quorum.  Only stockholders of record on the record date July 15, 2014 are entitled to and are being requested to vote.

The annual meeting has been adjourned to September 12, 2014 at 11:00 a.m. (Eastern Standard Time) at 11480 Commerce Park Drive, Suite 100, Reston, VA 20191 to allow additional time for the stockholders to vote on the proposals set forth in the Company’s proxy statement filed with the Securities and Exchange Commission, which is available at http://www.sec.gov/Archives/edgar/data/1326205/000118518514001950/indiaglobal-def14a073114.htm.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the Company’s proxy statement. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked.

The Company encourages all stockholders who have not yet voted to do so before September 11, 2014 at 11.59 p.m. (Eastern Standard Time). The stockholders may vote by internet at www.proxyvote.com, or by telephone at 800-454-8683, or by returning a properly executed proxy card to InvestorCom.

No changes have been made in the proposals to be voted on by stockholders at the annual meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC’s website at www.sec.gov.

About IGC:

Based in Bethesda, Maryland, India Globalization Capital, Inc. has articulated a strategy to become a company with diverse operating businesses including medical marijuana, specialty pharmaceuticals and solar energy. We are currently engaged in trading, vertical farming and rental of heavy equipment in India, China and the United States.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our acquisition and diversification strategy, our competitive environment, infrastructure demands, iron ore availability and governmental, regulatory, political, economic, legal and social conditions in, among other places, China and India.

Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Form 10-K for fiscal year ended March 31, 2014, and in subsequent reports filed with the U.S. Securities and Exchange Commission.

Contact at IGC:
Claudia Grimaldi
301-983-0998

Contact at InvestorCom, Inc.
Michelle Frosch
877-972-0090